Northrim BanCorp., Inc.
Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

EXHIBIT 99.1

NEWS RELEASE

Northrim BanCorp Earns $2.0 Million or $0.31 Per Share in 1Q09

ANCHORAGE, AK—April 22, 2009—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported first quarter 2009 profits of $2.0 million, or $0.31 per diluted share, compared to $946,000, or $0.14 per diluted share, in the fourth quarter of 2008 and $2.1 million, or $0.34 per diluted share, in the first quarter a year ago.

Financial Highlights (at or for the quarters ended March 31, 2009, compared to December 31, 2008 and March 31, 2008)

•	Northrim remains well capitalized with Tier 1 Capital/risk adjusted assets increasing to 13.60% up from 12.65% in the immediate prior quarter and 12.54% a year ago.

•	The net interest margin was 5.20% for the first quarter of 2009, up from 5.13% in the immediate prior quarter and down from 5.60% in the first quarter of 2008.

•	Book value per share was $16.76 and tangible book value was $15.30 per share.

•	Contributions from financial services affiliates helped generate a 23% quarterly increase and a 48% year-over-year increase in other operating income. Mortgage refinancing has accelerated significantly and contributed $848,000 to revenues in the first quarter of 2009.

•	Nonperforming assets were $35.3 million at quarter end compared to $38.6 million last quarter and $23.2 million a year ago.

•	The allowance for loan losses increased to 1.97% of total loans at March 31, 2009, from 1.78% a year ago.

•	Construction loans declined to $83.5 million, or 12% of portfolio loans, down from $125.0 million, or 18% of portfolio loans a year ago.

Capital Adequacy and Liquidity

“The strong earnings we produced in the first quarter of 2009 contributed to the growth in our capital position, which is very solid,” said Marc Langland, Chairman, President, and CEO. “All of the financial ratios used to evaluate our capital position are above our peers based upon asset size according to statistics compiled by the FDIC. These ratios further support our decision to decline to participate in the government programs to provide additional capital to banks. We continue to believe that we have the capital, liquidity, and financial strength to operate in the current economic climate without any assistance from the federal government.”

Alaska Economic Update

According to the State of Alaska Department of Labor, employment in Alaska grew by 1.7% in January compared to January 2008, continuing Alaska’s slow steady employment expansion. The State of Alaska Department of Labor, however, continues to forecast a slight decline of 700 jobs or 0.2% in 2009. Overall, Alaska’s economy continues to show better economic metrics than much of the lower 48 states, with the third lowest foreclosure rate in the nation and solid state reserves in excess of $10 billion. According to local news sources, Alaska also is expected to receive substantial stimulus revenues from the federal government with more than $1 billion coming to the state to support military, infrastructure, and natural resource development throughout the state.

Housing permits declined 47% throughout Alaska and by 38% in Anchorage in 2008, according to the U.S. Census Bureau and the Anchorage Multiple Listing Service (“MLS”). Active listings and the number of units sold have also declined by 10% in our primary market area of Anchorage which has led to a 3.8 months supply of single family housing available for sale and a decline of 0.4% in housing prices in 2008 according to MLS statistics.

Anchorage commercial real estate vacancy rates are in the 3 to 5% range, according to local commercial realtors. Alaska retailers also continue to be holding their own supported by an 8% rise in per capita income in 2008 as reported by the U.S. Bureau of Economic Analysis. Retail sales are forecasted to increase 1.1% in 2009 by the Alaska State Department of Labor. For more information on the Alaska economy, visit www.northrim.com and click on the “About Alaska” tab.

Asset Quality and Balance Sheet Review

Northrim’s total assets declined 1% to $993 million at March 31, 2009, from $1.0 billion at both December 31, 2008, and March 31, 2008. The loan portfolio contracted in the first quarter of 2009 to $683 million from $711 million at year end, and $705 million a year ago, reflecting the lower level of construction loans in the portfolio. The geographic distribution of the loan portfolio at March 31, 2009, continues to show about 85% of the portfolio located in the greater Anchorage area and 15% in the Fairbanks area.

The loan portfolio remains well diversified with commercial loans accounting for 41% of the portfolio and commercial real estate now accounting for 40% of the portfolio at March 31, 2009. Construction and land development loans, which account for 12% of the loan portfolio at March 31, 2009, are down 33% to $83.5 million from $125.0 million a year ago, reflecting the slowdown in construction in the greater Anchorage market.

Asset quality improved at the end of the first quarter of 2009 compared to the immediate prior quarter with total nonperforming loans at $21.6 million, or 3.18% of total portfolio loans at quarter end, compared to $26.0 million, or 3.66% of total portfolio loans at the end of 2008 and $14.9 million, or 2.11% of total portfolio loans a year ago. Nonperforming assets consist of non accrual loans, accruing loans 90 days or more past due, restructured loans, and Other Real Estate Owned (OREO). Total nonperforming assets were $35.3 million, or 3.56% of total assets at March 31, 2009, compared to $38.6 million, or 3.84% of total assets at December 31, 2008, and $23.2 million, or 2.31% of total assets a year ago. “We are making progress on resolving the problem loans in the portfolio and those assets are moving through the cycle from initial delinquencies to foreclosure and sale,” said Joe Beedle, Chief Lending Officer. “We are starting to see improvement in the overall portfolio and our credit quality with a decrease in loans 90 days past due, which are down significantly from a year ago.”

The allowance for loan losses increased to $13.4 million, or 1.97% of total loans at the end of the first quarter of 2009, compared to $12.9 million, or 1.81% of total loans at December 31, 2008, and $12.6 million, or 1.78% of total loans a year ago. Net charge-offs in the first quarter of 2009 were $910,000, or 0.13% of average loans, compared to $2.3 million, or 0.33% of average loans in the fourth quarter of 2008 and $864,000 , or 0.12% of average loans for the first quarter of 2008.

During the first quarter of 2009, Northrim sold 4 homes, 2 condominiums, and several lots from its OREO portfolio for a total of $2.1 million generating a net gain of $108,000. “We believe the modest gains realized from the sale of these properties further illustrates the resilience of the local housing market and provides support for the carrying values of our OREO portfolio,” said Beedle. Northrim’s OREO increased to $13.7 million at March 31, 2009, up from $12.6 million at December 31, 2008 and $8.3 million at March 31, 2008.

Investment securities totaled $143.1 million at the end of the first quarter of 2009, up from $125.9 million a year ago. At March 31, 2009, the portfolio was comprised of 67% U.S. Agency securities, 18% securities of Alaskan municipalities, utilities, or state agencies, 10% corporate bonds, 4% domestic certificates of deposit, and 1%, or $2 million of stock in the Federal Home Loan Bank of Seattle. Northrim has $338,000 of mortgage backed securities, and the average maturity for all of its investments is less than two years. “Our investment securities portfolio is managed to provide maximum liquidity with high quality income producing investments,” said Chris Knudson, Chief Operating Officer.

Total deposits were down slightly at $841.6 million at March 31, 2009, compared to $858.1 million a year earlier. Non-interest bearing demand deposits at March 31, 2009, increased 21% and interest bearing demand deposits grew 5% year-over-year reflecting the continuing success of the High Performance Checking program. At March 31, 2009, time deposit balances increased 42% and savings account balances increased 9% compared to a year ago while the Alaska CD (a flexible certificate of deposit program) and money market balances fell 27% and 41% respectively over the same period. The increase in time deposits continues to reflect the movement of customers from lower yielding accounts to higher yielding certificates of deposit. The decrease in the money market balances was due primarily to customers moving to demand deposit accounts. At the end of the first quarter of 2009, demand deposits accounted for 29% of total deposits, money market balances accounted for 15%, the Alaska CD accounted for 13%, interest bearing demand accounts were 13%, savings deposits were 7%, and time certificates were 24% of total deposits. “Transaction accounts are the primary source of our deposits. They contribute to our strong liquidity and provide an affordable source of funding,” said Knudson.

Shareholders’ equity increased 4% to $106.1 million, or $16.76 per share, at March 31, 2009, compared to $101.9 million, or $16.15 per share, at March 31, 2008. Tangible book value per share at quarter-end was $15.30 compared to $14.63 a year earlier. Northrim remains well capitalized with Tier 1 Capital to Risk Adjusted Assets of 13.60% at March 31, 2009.

Review of Operations

Reflecting strong contributions from affiliates, revenue (net interest income plus other operating income) grew 1% year-over-year and 6% from the preceding quarter to $14.8 million in the first quarter of 2009, compared to $14.0 million in the preceding quarter and $14.6 million in the first quarter a year ago. First quarter 2009 net interest income, before the provision for loan losses, declined 8% year-over-year to $11.2 million, but increased 1% from $11.1 million in the preceding quarter. In the first quarter a year ago, Northrim’s net interest income, before the provision totaled $12.2 million.

Northrim’s net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 5.20% in the first quarter of 2009 compared to 5.13% in the fourth quarter of 2008 and 5.60% in first quarter a year ago. “With fewer reversals of interest relating to loans that fell into the nonperforming status, combined with lower cost of deposits, our net interest margin moved up 7 basis points from the prior quarter,” said Joe Schierhorn, Chief Financial Officer. Reversal of interest accruals on nonperforming assets reduced the net interest margin by 8 basis points on an annualized basis in the first quarter of 2009, compared to 12 basis points on an annualized basis in the fourth quarter of 2008 and 9 basis points in the first quarter of 2008.

The loan loss provision in the first quarter of 2009 totaled $1.4 million, compared to $1.7 million in the first quarter of 2008. In the first quarter of 2009, net interest income, after the provision for loan losses, was $9.8 million up from $9.6 million in the prior quarter and down from $10.5 million a year ago.

Total other operating income grew significantly, up 23% for the first quarter of 2009 and 48% year-over-year, due to strong contributions from affiliated financial services offerings, particularly from earnings in Northrim’s mortgage affiliate. Other operating income grew to $3.6 million, in the first quarter of 2009 compared to $2.9 million in the fourth quarter of 2008 and $2.4 million in the first quarter of 2008. Deposit account service charge income was down 18% at $703,000 in the first quarter of 2009 compared to $862,000 for the first quarter a year ago. “We are seeing our customers managing their accounts more frugally, which is a continuing trend in our business,” said Knudson.

Purchased receivable income grew 43% to $758,000 in the first quarter of 2009 from $529,000 in the first quarter a year ago despite the 48% decrease in purchased receivable balances during this same time period. These balances decreased primarily because one purchased receivable customer sold a portion of its business which allowed it to pay off its purchased receivable balance prior to the end of the first quarter of 2009. Employee benefit plan income grew to $366,000 for the first quarter of 2009 compared to $307,000 for the first quarter of 2008 due to the addition of more customers to this product line.

Income from Northrim’s mortgage affiliate increased significantly in the first quarter of 2009 to $848,000 from $33,000 in the first quarter a year ago, reflecting the strong refinance activity from lower mortgage rates. “Demand for mortgage refinancing continues to be strong due to the recent drop in mortgage rates and the stable real estate market that continues to provide many of our customers with adequate equity to refinance their homes,” said Langland.

Operating expenses in the first quarter of 2009 decreased 1% quarter-over-quarter and increased 11% year-over-year. Overhead expenses decreased in the first quarter ended March 31, 2009 as compared to the quarter ended December 31, 2008 due to a large drop in OREO impairment and management costs that was offset in part by an increase in salaries and other personnel expense. Higher FDIC insurance premiums and OREO impairment and management costs were the largest causes of the increase in overhead on a year-over-year basis. Noninterest expense in the first quarter of 2009 was $10.5 million compared to $9.5 million in the first quarter a year ago.

The efficiency ratio during the first quarter of 2009 was 70.73%, compared to 75.67% in the fourth quarter of 2008 and 64.15% in the first quarter a year ago. The efficiency ratio, calculated by dividing noninterest expense, excluding intangible asset amortization expense, by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.         .

Goodwill

Northrim is in the process of performing its quarter end goodwill impairment test and expects to complete this goodwill impairment assessment prior to the filing of its Form 10-Q. If an impairment is required, the current results will be correspondingly adjusted and reported in the Form 10-Q. Although any goodwill impairment will reduce reported earnings, it will be non-cash in nature and will not affect Northrim’s regulatory capital ratios, as goodwill is excluded from regulatory capital.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

Sources include the Alaska Journal of Commerce April 3, 2009, State of Alaska Department of Labor and State of Alaska Department of Labor.

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Income Statement

(Dollars in thousands, except per share data) *(Unaudited)*	Three Months Ending				
	March 31, 2009	December 31, 2008	Three Month % Change	March 31, 2008	One Year % Change
Interest Income:					
Interest and fees on loans	$12,058	$12,387	-3%	$14,446	-17%
Interest on portfolio investments	1,154	1,345	-14%	1,717	-33%
Interest on overnight investments	75	132	-43%	195	-62%
Total interest income	13,287	$13,864	-4%	16,358	-19%
Interest Expense:					
Interest expense on deposits	1,721	2,355	-27%	3,730	-54%
Interest expense on borrowings	390	452	-14%	433	-10%
Total interest expense	2,111	2,807	-25%	4,163	-49%
Net interest income	11,176	11,057	1%	12,195	-8%
Provision for loan losses	1,375	1,500	-8%	1,700	-19%
Net interest income after provision for loan losses	9,801	9,557	3%	10,495	-7%
Other Operating Income:					
Service charges on deposit accounts	703	692	2%	862	-18%
Purchased receivable income	758	729	4%	529	43%
Employee benefit plan income	366	394	-7%	307	19%
Equity in earnings from mortgage affiliate	848	79	973%	33	2470%
Other income	907	1,030	-12%	691	31%
Total other operating income	3,582	2,924	23%	2,422	48%
Other Operating Expense:					
Salaries and other personnel expense	5,451	5,018	9%	5,403	1%
Occupancy, net	915	861	6%	824	11%
Equipment expense	304	330	-8%	296	3%
Insurance expense	805	694	16%	370	118%
OREO expense, including impairment	396	1,028	-61%	93	326%
Professional and outside services	378	355	6%	309	22%
Marketing expense	318	386	-18%	390	-18%
Intangible asset amortization expense	82	82	0%	88	-7%
Other expense	1,871	1,907	-2%	1,692	11%
Total other operating expense	10,520	10,661	-1%	9,465	11%
Income before income taxes	2,863	1,820	57%	3,452	-17%
Provision for income taxes	827	775	7%	1,229	-33%
Net Income	2,036	1,045	95%	2,223	-8%
Less: Net Income attributable to the minority interest	81	99	-18%	75	8%
Net income attributable to Northrim BanCorp	$1,955	$946	107%	$2,148	-100%
	$0.31	$0.15	109%	$0.34	-9%
Diluted EPS	$0.31	$0.14	116%	$0.34	-9%
Average basic shares	6,393,589	6,383,881	0%	6,349,499	1%
Average diluted shares	6,393,589	6,589,729	-3%	6,376,233	0%

Balance Sheet

(Dollars in thousands, except per share data)

	March 31, 2009	December 31, 2008	Three Month % Change	March 31, 2008	One Year % Change
	(Unaudited)			*(Unaudited)*	
Assets:					
Cash and due from banks	$24,236	$30,925	-22%	$24,550	-1%
Overnight investments	55,345	6,905	702%	67,629	-18%
Portfolio investments	143,148	161,944	-12%	125,947	14%
Loans:					
Commercial loans	278,459	293,173	-5%	286,793	-3%
Commercial real estate	269,721	268,864	0%	243,609	11%
Construction loans	83,490	100,441	-17%	125,024	-33%
Consumer loans	49,136	51,357	-4%	51,582	-5%
Other loans	257	162	59%	369	-30%
Unearned loan fees	(2,354)	(2,711)	-13%	(2,425)	-3%
Total portfolio loans	678,709	711,286	-5%	704,952	-4%
Real estate loans for sale	4,160	-	NA	-	NA
Total loans	682,869	711,286	-4%	704,952	-3%
Allowance for loan losses	(13,364)	(12,900)	4%	(12,571)	6%
Net loans	669,505	698,386	-4%	692,381	-3%
Purchased receivables, net	10,789	19,075	-43%	20,841	-48%
Premises and equipment, net	29,551	29,733	-1%	16,623	78%
Goodwill and intangible assets	9,238	9,320	-1%	9,569	-3%
Other real estate owned	13,737	12,617	9%	8,264	66%
Other assets	37,034	37,487	-1%	35,914	3%
Total assets	$992,583	$1,006,392	-1%	$1,001,718	-1%
Liabilities:					
Demand deposits	$241,039	$244,391	-1%	$199,597	21%
Interest-bearing demand	108,048	101,065	7%	102,819	5%
Savings deposits	60,259	58,214	4%	55,066	9%
Alaska CDs	108,373	108,101	0%	148,105	-27%
Money market deposits	125,973	158,114	-20%	212,696	-41%
Time deposits	197,913	173,367	14%	139,856	42%
Total deposits	841,605	843,252	0%	858,139	-2%
Borrowings	16,594	30,106	-45%	12,645	31%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	9,663	9,792	-1%	10,408	-7%
Total liabilities	886,420	901,708	-2%	899,750	-1%
Shareholder's Equity:					
Northrim BanCorp shareholders' equity	106,133	104,648	1%	101,932	4%
Minority interest	30	36	-17%	36	-17%
Total shareholders' equity	106,163	104,684	1%	101,968	4%
Total liabilities and equity	$992,583	$1,006,392	-1%	$1,001,718	-1%